Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

The authorized capital stock of Central Valley Community Bancorp (“Central Valley”) stock consists of 80,000,000 shares of common stock, 1,000,000 shares of non-voting common stock, no par value (“non-voting common stock”) and 10,000,000 shares of preferred stock, no par value per share (“preferred stock”). The authorized but unissued shares of capital stock are be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. All of the issued and outstanding shares of common stock are fully paid and non-assessable. Except for the non-voting common stock, each share of common stock has the same rights, privileges and preferences as every other share of common stock, and there is no preemptive, conversion, redemption rights or sinking fund provisions applicable to our common stock. The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the common stock are described below.

Central Valley has only one class of securities registered under the Securities Exchange Act of 1934, as amended, (“Exchange Act”) consisting of its common stock, no par value.

Subject to the rights and preferences granted to holders of the preferred stock then outstanding, if any, and except with respect to voting rights, holders of our common stock and holders of non-voting common stock then outstanding, if any, will rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information Central Valley may distribute with respect to such meetings.

Dividends

Holders of common stock are equally entitled to receive ratably such dividends, if any, as may be declared from time to time by the Central Valley board of directors out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared on, or effected with respect to, Central Valley’s common stock then outstanding, if any, unless the shares of common stock are treated equally and identically, provided that, in the event of a dividend of common stock, shares of common stock shall only be entitled to receive shares of common stock. The ability of the Central Valley board of directors to declare and pay dividends on Central Valley common stock is subject to the laws of the State of California, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) Central Valley may then have outstanding. Central Valley’s principal source of income is dividends that are declared and paid by its wholly owned banking subsidiary, Central Valley Community Bank (“CVCB”), on its capital stock. Therefore, Central Valley’s ability to pay dividends is dependent upon the receipt of dividends from CVCB.

Voting Rights

Each holder of common stock (other than non-voting) is entitled to one vote for each share of record held on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of preferred stock. Holders of common stock are entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of Central Valley, holders of common stock are entitled to share ratably in all of Central Valley’s assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding preferred stock. Because Central Valley is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of its subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against its subsidiary.

Preemptive Rights

Holders of Central Valley common stock are not entitled to any preemptive, subscription, redemption, exchange or conversion rights, and no sinking fund will be applicable to the common stock.

Special Meetings

Central Valley’s bylaws provide that special meetings of shareholders may only be called by its Chairman, President, the board of directors or by the holders of not less than 10% of its outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.

Director Nominations

Central Valley’s bylaws provide that shareholders seeking to make nominations of candidates for election as directors must provide timely notice of their intent. Notice of intention to make any nominations must be made in writing and delivered or mailed to the President of Central Valley not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice of intention to nominate must be mailed or delivered to the President of Central Valley not later than the close of business on the 10th day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail as permitted by the bylaws, no notice of intention to make nominations will be required. The notification must contain the following information to the extent known to the notifying shareholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the number of shares of capital stock of Central Valley owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of capital stock of Central Valley owned by the notifying shareholder.

Board Vacancies

Any vacancies in the board of directors of Central Valley and any directorships resulting from any increase in the number of directors may be filled by a majority of the remaining directors, or if the number of directors then in office is less than a quorum, by: (i) a majority of the directors then in office; (ii) by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of a majority entitled to vote thereon; or (iii) a sole remaining director. A vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of a majority entitled to vote thereon.

Bylaw Amendments

New bylaws may be adopted or the bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. The bylaws also provide that except for changing the authorized number of directors, the bylaws may be altered, amended or repealed by the board without prior notice to or approval by Central Valley’s shareholders. Accordingly, the Central Valley board of directors could take action to amend the bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of Central Valley.

Business Combination Anti-Takeover Provision

Central Valley’s articles of incorporation provide special voting requirements for certain business combinations. For this purpose a “Business Combination” is defined as: (i) any merger of Central Valley with or into any other company, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; (ii) any sale, lease, exchange or other disposition (in one transaction or series of related transactions) of all or substantially all of the assets of Central Valley to any other corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; (iii) any sale, lease, exchange or other disposition (in one transaction or a series of related transactions) to the Central Valley or any subsidiary of Central Valley of any assets in exchange for voting securities (or securities convertible into or exchangeable for voting securities, or options, warrants or rights to purchase voting securities or securities convertible into or exchangeable for voting securities) constituting 5% or more of the outstanding securities of Central Valley after such exchange by any other corporation, person or entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; or (iv) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of Central Valley’s voting securities remaining after any other company, person or other entity has acquired 5% or more of the total voting power of the outstanding voting securities of Central Valley.

The affirmative vote required by this provision will be in addition to the vote of the holders of any class or series of stock of the Central Valley otherwise required by law, or the articles of incorporation, or the resolution providing for the issuance of a class or series of stock which has been adopted by the board of directors, or any agreement between Central Valley and any national securities exchange.

No Business Combination may all be effected unless it is approved at an annual meeting or a special meeting of the Central Valley’s shareholders called for that purpose. The affirmative vote in person or by proxy of the holders of not less than eighty percent (80%) of the voting power of the outstanding securities of Central Valley is required for approval of any such Business Combination. No Business Combination may be approved by action by written consent of the shareholders of Central Valley.

Additional voting requirements are required for a Business Combination with an Acquiring Entity (a corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley). Without the affirmative vote in person or by proxy of the holders of not less than one hundred percent (100%) of the outstanding voting securities of the Central Valley, no Business Combination may be effected unless all of the following conditions, to the extent applicable, are fulfilled: (i) the Acquiring Entity shall not have acquired any voting securities, directly or indirectly, from the Central Valley except in a Business Combination to which the these following requirements did not apply; (ii) after the time when the Acquiring Entity became the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley, the Acquiring Entity shall not have (A) received the benefit, directly or indirectly, of any loans, advances, extensions of credit, guarantees, pledges or other financial assistance or tax benefits provided, directly or indirectly, by Central Valley or (B) made or caused to be made any major change in Central Valley’s business or equity capital structure without the unanimous approval of the directors of Central Valley then in office; and (iii) a proxy statement complying with the requirements of the Exchange Act , or any similar or superseding federal statute, as at the time in effect (whether or not the provisions of such act or statute shall be applicable to Central Valley) shall be mailed to shareholders of Central Valley for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which any of the directors may choose to state and an opinion of a reputable investment banking firm stating that the terms of the Business Combination are fair from the point of view of both Central Valley and the shareholders of Central Valley other than an Acquiring Entity.

The foregoing is qualified in its entirety by reference to Central Valley’s articles of incorporation and bylaws, both of which are on file with the SEC.

California and Federal Law Anti-Takeover Restrictions

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the California Department of Financial Protection and Innovation (“DFPI”) has approved such acquisition of control. A person would be deemed to have acquired control of Central Valley if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of Central Valley or (ii) to direct or cause the direction of the management and policies of Central Valley. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding common stock would be presumed to control Central Valley.

The Bank Holding Company Act of 1954, as amended, generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Central Valley. “Control” is generally defined as direct or indirect ownership of 25% or more of the voting stock, control over the election of a majority of directors or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Board of Governors of the Federal Reserve (“Federal Reserve”) before acquiring 5% or more of Central Valley’s voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Central Valley, constitutes acquisition of control of the bank holding company.

The foregoing provisions of California and federal law could make it more difficult for a third party to acquire a majority of Central Valley’s outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which Central Valley’s shareholders could receive a premium for their shares, or effect a proxy contest for control of the company or other changes in Central Valley’s management.

Listing

Central Valley common stock is listed for trading on the NASDAQ Capital Market under the trading symbol “CVCY.”